EXHIBIT 10.1

EAGLE MATERIALS INC.

SALARIED INCENTIVE COMPENSATION PROGRAM

FOR FISCAL YEAR 2024

1.	Purpose

The purpose of the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2024 (the “Plan”) is to establish an incentive bonus program which: (i) focuses on the performance of Eagle Materials Inc. (the “Company”) as well as individual performance; and (ii) aligns the interest of participants with those of the Company’s shareholders. The Plan is adopted by the Compensation Committee of the Board of Directors (the “Committee”). The Plan shall be in effect for the fiscal year ending March 31, 2024.

2.	Eligibility

The Company’s Chief Executive Officer (the “CEO”) and his direct reports are eligible to participate in the Plan. The CEO may propose to also include in the Plan additional exempt salaried employees at the corporate level of the Company.

Participants must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in the Plan may not participate in any other Company incentive plan providing for monetary awards, except for the Eagle Materials Long Term Compensation Program and the Eagle Materials Special Situation Program.

3.	Bonus Pool

To ensure reasonableness and affordability, available funds for bonus payments under the Plan are to be determined as a percentage of operating earnings of the Company. The actual percentage may vary from year to year as recommend by the CEO and approved by the Committee. For Fiscal Year 2024, 1.2% of the Company’s operating earnings, as determined by the Committee, will fund the corporate bonus pool.

Participants must be employed on March 31, 2024 to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants who enter the program after April 1, 2023.

Notwithstanding anything to the contrary in this Plan: (a) if the Company’s operating earnings for Fiscal Year 2024 (as determined by the Committee) are less than 50% of budget, then no funds shall be available for the corporate bonus pool; (b) a participant may not receive a bonus payment under the Plan in excess of three times (3X) such participant’s annual base salary; (c) this Plan does not constitute a promise by the Company to make any payment hereunder; and (d) no participant becomes vested in or entitled to any payment in advance of such participant’s receipt of the payment, unless otherwise determined by the Committee in its sole discretion.

4.	Allocation of Corporate Pool

Each participant’s allocated percentage of the corporate pool, and such participant’s individual performance relative to the goals and objectives (and bonus award) shall be approved by the Committee, which may seek input from the CEO. For each participant, the maximum annual bonus award opportunity is represented by the percentage of the corporate pool assigned to such participant, subject to the limitations set forth in Section 3 above.

5.	Goals and Objectives

At the beginning of the fiscal year goals and objectives shall be established for each participant, and shall be 50% goal-based, 10% budget-based and 40% discretionary. The actual bonus award paid at the end of the fiscal year shall be based on the individual participant’s performance relative to the previously established goals and objectives and the participant’s individual performance during the fiscal year. The goals and objectives to be used for participants in the Plan may be comprised of objective and subjective criteria and should generally have a broader scope than the goals and objectives for subsidiary companies. However, at the same time the goals must also contain specific criteria regarding execution that links subsidiary company performance to corporate performance.

6.	Plan Administration

The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Committee shall be binding and conclusive on the participants. The Committee shall determine all terms and conditions of the bonus awards.

No member of the Committee shall be liable for anything done or omitted to be done by such member or by any other member of the Committee in connection with the performance of any duties under this Plan, except for such member’s own willful misconduct or as expressly provided by statute.

7.	No Employment Guaranteed

No provision of this Plan hereunder shall confer any right upon any executive officer to continued employment.

8.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.

9.	Recoupment

This Plan (and amounts paid in respect hereof) shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries.